EXHIBIT 10.1








                                 April 12, 2005



Michael D. Fricklas
c/o Viacom Inc.
1515 Broadway
New York, New York  10036

Dear Mr. Fricklas:

         Reference is made to your employment agreement with Viacom Inc. ("Viacom"), dated as of May 1, 2000, as amended by a letter agreement, dated April 1, 2003 (your "Employment Agreement"). All defined terms used without definitions shall have the meanings provided in your Employment Agreement.

         This letter, when fully executed below, shall amend your Employment Agreement as follows:

         1. Term. Paragraph 1 shall be amended to change the date representing the end of the Term in the first and second sentences from "January 31, 2006" to "January 31, 2008".

         2. Duties. Paragraph 2 shall be amended to replace the second sentence with the following sentence:

         "You will be Executive Vice President, General Counsel and Secretary of Viacom, and you agree to perform all duties reasonable and consistent with that office as may be assigned to you from time to time by the Chairman or the Chief Executive Officer (the "CEO") (or if there are Co-CEOs, either of the CEOs)."

         3. Compensation/Salary. Paragraph 3(a) shall be amended to delete the words "for the balance of the Term" at the end of the last sentence and to thereafter add the following sentence:

         "Your Salary will be increased on January 1, 2006 to One Million Two Hundred Fifty Thousand Dollars ($1,250,000) a year."


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Michael D. Fricklas
April 12, 2005
Page 2


         4. Compensation/Bonus Compensation. Paragraph 3(b)(ii) shall be amended to read in its entirety as follows:

         "(ii) Your target bonus ("Target Bonus") for calendar years 2003 through 2005 shall be One Million Dollars ($1,000,000). Your Target Bonus for calendar year 2006 and subsequent calendar years during the Term shall be 100% of the sum of your Salary and Deferred Compensation (as defined in paragraph 3(d)) on November 1st of such year or the last day of the Term, if earlier. Your Bonus may be prorated for any portion of the calendar year that you were employed by Viacom."

         5. Compensation/Long-Term Incentive Plans. Paragraph 3(c) shall be amended to replace paragraph 3(c)(ii) with the following paragraph:

         "(ii) Annual Long-Term Compensation. Beginning with the 2006 calendar year, you will be eligible to receive annual grants of long-term compensation, as determined by the Viacom Compensation Committee, based on a target value of Three Million Dollars ($3,000,000)."

         6. Compensation/Deferred Compensation. Paragraph 3(d) shall be amended to change the end of the period for which you earn Deferred Compensation in the first sentence from "January 31, 2006" to "January 31, 2008" and to replace the second sentence with the following sentences:

         "Deferred Compensation shall be accrued at the annual rate of Twenty Five Thousand Dollars ($25,000) for the twelve-month period from May 1, 2003 to April 30, 2004 and One Hundred Thousand Dollars ($100,000) for the twelve-month period from May 1, 2004 to April 30, 2005. Deferred Compensation shall be accrued at the annual rate of One Hundred Seventy Five Thousand Dollars ($175,000) for the eight-month period from May 1, 2005 through December 31, 2005. Beginning on January 1, 2006, Deferred Compensation shall accrue at the annual rate of Two Hundred Fifty Thousand Dollars ($250,000)."

         7. Compensation. Paragraph 3 shall be amended to add the following paragraph (e) at the end thereof:

         "(e) Discretionary Review. The amount of your Salary and Deferred Compensation will be subject to a discretionary annual merit review on or about January 1, 2007 and may, at that time, be increased but not decreased."


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Michael D. Fricklas
April 12, 2005
Page 3

         8. Benefits. Paragraph 4 shall be amended to add the following sentence at the end thereof:

         "Beginning on January 1, 2006 in lieu of regular life insurance, Viacom will provide you with no less than Five Million Dollars ($5,000,000) of life insurance during the balance of the Term."

         9. Termination for Cause. Paragraph 8(a) shall be amended as follows:

         (A) The definition of "Cause" in the second sentence shall be amended to add the following clause (vi) at the end thereof:

         "; or (vi) willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities, after being instructed by Viacom to cooperate, or the willful destruction or failure to preserve documents or other material known to be relevant to such an investigation, or the willful inducement of others to fail to cooperate or to destroy or fail to produce documents or other material"; and

         (B) The third and fourth sentences shall be amended to insert a reference to clause "(vi)" after each reference to clauses "(iii), (iv) or (v)" therein.

         10. Termination/Good Reason Termination. Paragraph 8(b) shall be amended to provide that clause (ii) in the definition of "Good Reason" in the fourth sentence shall read in its entirety as follows:

         "(ii) the withdrawal of material portions of your duties described in paragraph 2 or a change in your reporting relationships such that you do not report directly and solely to the Chairman or the CEO (or, if there are Co-CEOs, one of the Co-CEOs);"

         11. Termination/Termination Payments/Benefits. Paragraph 8(d) shall be amended as follows:

         (A) Clause (vi) shall be amended to add the following proviso at the end thereof:

         "; provided, that, notwithstanding the foregoing, with effect from January 1, 2006, Viacom shall provide you with no less than Five Million Dollars ($5,000,000) of life insurance for the balance of the Term (the amount of such coverage will be reduced by the amount of life insurance coverage furnished to you at no cost by a third party employer);" and

         (B) Clause (viii) shall be amended to change the end of the period for which you earn Deferred Compensation from "January 31, 2006" to "January 31, 2008".


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Michael D. Fricklas
April 12, 2005
Page 4


         12. Miscellaneous. Your Employment Agreement shall be amended to add the following paragraphs 20 and 21 after paragraph 19 therein:

                  "20. Deductions and Withholdings, Payment of Deferred Compensation. All amounts payable under this Agreement shall be paid less deductions and income and payroll tax withholdings as may be required under applicable law and any property (including shares of Viacom Class B Common Stock), benefits and perquisites provided to you under this Agreement shall be taxable to you as may be required under applicable law. Notwithstanding any other provisions of this Agreement to the contrary, no payment for any restricted share units or distribution of any other deferred compensation shall be made sooner than the earliest date permitted under the provisions of the Internal Revenue Code or the rules or regulations promulgated thereunder, as in effect on the date of such payment, in order for such payment to be taxable at the time of the distribution thereof without imposition of penalty taxes under the American Jobs Creation Act of 2004.

                  21. Viacom Split. Viacom has announced that it is exploring the separation of Viacom into two businesses. Viacom may, in its discretion, assign this Agreement to the publicly held parent corporation of either of the two businesses. In such event, you agree that your covenants under paragraphs 6(a) through (i) (non-competition, etc.) shall apply to the benefit of both businesses until one year after the date of the separation and then only to the business for which you are employed at the time of termination of your employment. You further agree that it shall not be considered Good Reason or a breach of Viacom's obligations under this Agreement if you are assigned duties directly comparable to those set forth in paragraph 2 for one of the succeeding businesses and report to the Chairman or the CEO directly with a title no less than the title you had with Viacom, and the financial statements of the succeeding business report no less than 30% of the consolidated revenues and OIBDA, respectively, of Viacom for the year ended December 31, 2004."

         Except as herein amended, all other terms and conditions of your Employment Agreement shall remain the same and your Employment Agreement, as herein amended, shall remain in full force and effect.


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Michael D. Fricklas
April 12, 2005
Page 5



         If the foregoing correctly sets forth our understanding, please sign, date and return all three (3) copies of this letter agreement to the undersigned for execution on behalf of Viacom; after this letter agreement has been executed by Viacom and a fully executed copy returned to you, it shall constitute a binding amendment to your Employment Agreement.

                                   Very truly yours,

                                   VIACOM INC.



                                    By:    /s/ William A. Roskin
                                         ---------------------------------------
                                         Name:     William A. Roskin
                                         Title:    Executive Vice President,
                                                   Human Resources and
                                                   Administration

ACCEPTED AND AGREED:



 /s/ Michael D. Fricklas
------------------------------
    Michael D. Fricklas

Dated: April 12, 2005